As filed with the Securities and Exchange Commission on February 17, 2005

Registration No. 333-122868

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHEMOKINE THERAPEUTICS CORP.

(Exact name of registrant as specified in its charter)

Delaware	33-0921251
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

2386 East Mall, Suite 208

University of British Columbia

Vancouver, British Columbia V6T 1Z3

(Address of principal executive offices) (Zip Code)

CHEMOKINE THERAPEUTICS CORP. 2004 STOCK OPTION PLAN

(Full title of the Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(Name and address of agent for service)

302-777-0247

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Chemokine Therapeutics Corp. 2004 Stock Option Plan Common Stock, $0.001 par value	4,550,416	$0.90(2)	$4,095,374.40(2)	$482.03 (3)

  This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Chemokine Therapeutics Corp.'s 2004 Stock Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

  Estimated, solely for purposes of calculating the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, on the basis of CDN$1.12, the closing sales price per share of Common Stock of Chemokine Therapeutics Corp. on February 11, 2005, as reported by the Toronto Stock Exchange. Proposed maximum offering price per security shown in U.S. dollars converted at CDN$1.2379 per US$1.00.

  Previously paid on or about February 17, 2005.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 To Form S-8 Registration Statement Under the Securities Act of 1933, as amended (this "Amendment"), is an amendment to the Chemokine Therapeutics Corp. (the "Company") Form S-8 Registration Statement Under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on February 17, 2005, Registration No. 333-122868 (the "Initial S-8"). This Amendment is being filed solely to include conformed signatures on the Signature Page that were inadvertently omitted from the Initial S-8. This Amendment does not otherwise update, amend, or modify any other information, statement, or disclosure contained in the Initial S-8.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California on this 10th day of February, 2005.

CHEMOKINE THERAPEUTICS CORP.

By:/s/ Hassan Salari

Hassan Salari

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That each person whose signature appears below constitutes and appoints Hassan Salari, President and Chief Executive Officer, and David Karp, Chief Financial Officer, and each of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Hassan Salari	President and Chief Executive Officer and Member of the Board of Directors	February 10, 2005
Hassan Salari

/s/ David Karp	Chief Financial Officer	February 10, 2005
David Karp

/s/ Matthias Kurth	Member of the Board of Directors	February 10, 2005
Matthias C. Kurth

/s/ Michael Evans	Member of the Board of Directors	February 10, 2005
Michael Evans

/s/ John Osth	Member of the Board of Directors	February 10, 2005
John Osth

/s/ C. Richard Piazza	Member of the Board of Directors	February 10, 2005
C. Richard Piazza